Exhibit 99.3

Contact:	Chaka Patterson	FOR IMMEDIATE RELEASE
Investor Relations
312-394-7234

Jennifer Medley
Corporate Communications
312-394-7189

Exelon Announces Share Buyback;

Revises Full Year 2007 Operating Earnings Guidance

CHICAGO (September 4, 2007) – Exelon Corporation today announced that its board of directors has approved a share repurchase program for up to $1.25 billion of its outstanding common stock. Exelon expects to complete the share repurchase program within the next six months.

“We have robust cash flows and an increasingly strong balance sheet. We remain committed to returning cash to shareholders through our value return policy, while maintaining appropriate financial flexibility to make sound investments in our businesses and take advantage of opportunities that may arise,” said John W. Rowe, Exelon’s chairman, president and CEO.

The Exelon board of directors approved Exelon’s value return policy on December 5, 2006. This policy established a base dividend that Exelon expects will grow modestly over time. It also contemplates the use of share repurchases from time to time, when authorized by the board of directors, to return cash or balance sheet capacity to Exelon shareholders after funding maintenance capital and other commitments and in the absence of higher value-added growth opportunities.

The Board authorization permits the company to effect the repurchases from time to time through a variety of methods including open market repurchases, privately negotiated transactions and/or accelerated share repurchase transactions. There can be no assurance as to the amount, timing or prices of repurchases. The specific timing and amount of repurchases will vary based on market conditions and other factors. The stock repurchase program may be modified, extended or terminated by the board of directors at any time.

2007 Earnings Outlook

Exelon revised its adjusted (non-GAAP) operating earnings guidance range for 2007 to $4.15 to $4.30 per share. Exelon’s original operating earnings guidance range was $4.00 to $4.30.

“With half a year of strong performance behind us, we are revising our 2007 operating earnings guidance to the upper half of our original guidance range,” said Rowe.

The following table indicates revised guidance ranges by operating company contribution to 2007 adjusted (non-GAAP) operating earnings per Exelon share, excluding Exelon holding company:

Generation:	$3.45 to $3.55
ComEd:	$0.20 to $0.25
PECO:	$0.65 to $0.70

The outlook for 2007 adjusted (non-GAAP) operating earnings for Exelon and its subsidiaries excludes the following items included in GAAP earnings:

•	costs associated with the Illinois electric rate settlement, including ComEd’s previously announced customer Rate Relief and Assistance Initiatives;

•	mark-to-market adjustments from economic hedging activities

•	investments in synthetic fuel-producing facilities

•	significant impairments of intangible assets, including goodwill

•	significant changes in decommissioning obligation estimates

•	other unusual items

•	any future changes to GAAP

In consideration of these factors, Exelon reaffirmed 2007 GAAP earnings guidance of $3.70 to $4.00 per share. Both Exelon’s adjusted (non-GAAP) operating earnings and GAAP earnings guidance are based on the assumption of normal weather.

Rowe will discuss the share buyback and 2007 earnings guidance today at the Lehman Brothers CEO Energy/Power Conference in New York City. His presentation will be Web cast live at 2:25 p.m. Eastern time. To view the Web cast, go to www.exeloncorp.com and select the Investor Relations page.

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as those discussed in (1) Exelon’s 2006 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 18; (2) Exelon’s Second Quarter 2007 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors and (b) Part I, Financial Information, ITEM 1. Financial Statements: Note 13; and (3) other factors discussed in filings with the Securities and Exchange Commission by Exelon Corporation, Exelon Generation Company, LLC, Commonwealth Edison Company and PECO Energy Company (Companies). Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this news release. None of the Companies undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this news release.

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Exelon Corporation is one of the nation’s largest electric utilities with approximately 5.4 million customers and more than $15 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.4 million customers in Illinois and Pennsylvania and natural gas to more than 480,000 customers in southeastern Pennsylvania. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.

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